Exhibit 10.1

April 18, 2008

Steven P. Alsene

13520 Sunset Lakes Circle

Winter Garden, Florida 34787

Re:	Amendment to Agreement with Respect to Rights Upon Termination of Employment (“Amendment”)

Dear Steve:

Reference is made to the Agreement with Respect to Rights Upon Termination of Employment between Steven P. Alsene (“Executive”) and Rotech Healthcare Inc. (“the Company”) dated November 8, 2006, (“Employment Letter”). All defined terms used without definitions shall have the meanings provided in the Employment Letter.

WHEREAS, Executive is currently employed as the Chief Financial Officer of the Company;

WHEREAS, the Board of Directors of the Company believes that it is in the best interest of the Company to provide additional financial incentives to the Executive in connection with the Executive’s continued employment with the Company as its Chief Financial Officer;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive hereby agree to amend the Employment Letter as follows:

1. The Employment Letter is hereby amended to add a new Paragraph to read as follows:

“Additional Financial Incentives: In addition to the Base Salary and annual incentive target bonus provided to the Executive, the Executive shall be entitled to receive the following compensation:

(a) for so long as the Company remains in compliance with the provisions of Sections 7.01, 7.02 and 7.03 of the Credit Agreement, dated as of March 30, 2007, among the Company, Credit Suisse, as Administrative Agent and Collateral Agent, and the other lenders parties thereto and the provisions of Sections 4.07, 4.08 and 4.09 of the Indenture, dated as of March 26, 2002 between the Company and the Bank of New York, as Trustee, the Company shall pay to the Executive an amount equal to Twelve Thousand Nine Hundred Sixteen Dollars ($12,916) on the tenth (10th) day of each of the six consecutive months commencing on April 10, 2008.

2600 Technology Drive • Suite 300 • Orlando, FL 32804 • (407) 822-4600

(b) In addition to the amounts provided for in Paragraph (a) above, unless directed otherwise by the Chief Executive Officer of the Company in his complete and sole discretion, the Company shall pay to the Executive an amount equal to Twelve Thousand Nine Hundred Sixteen Dollars ($12,916) at the same times and for the same six consecutive months for which payments are provided for under Paragraph (a) above.

(c) If, based upon any certificate or other report made by the Company, the Company is not in compliance with the provisions of the Credit Agreement or the Indenture referred to above, the payments provided for in Paragraph (a) above shall immediately cease and any amount received by the Executive pursuant to Paragraph (a) above in respect of any month during which the Company was not in compliance shall be set off against amounts payable under the new paragraph referenced above in this Amendment.”

2. The Employment Letter is hereby amended to add a second new Paragraph to read as follows:

“Change of Control Payment.

In the event of the closing of a Change of Control (as the term is defined below), the Company shall pay to Employee in a lump sum concurrent with such closing, an amount equal to the sum of (a) 100% of Employee’s annual base salary (measured as of the time of the closing of the Change of Control transaction), and (b) 100% of Employee’s annual target performance bonus for the year in which the closing of the Change of Control transaction occurs. For purposes of this 4th Amendment, a “Change of Control” shall be deemed to have occurred if, after the signing of the 4th Amendment, there shall have occurred any of the following: (i) any “person,” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Group Affiliate, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, acquires beneficial ownership (as defined under Section 13(d) of the Exchange Act) of voting securities of the Company and immediately thereafter is a “50% Beneficial Owner.” For purposes of this provision, a “50% Beneficial Owner” shall mean a person who is the “beneficial owner” (as defined under Section 13(d) of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding voting securities; provided, however, that the term “50% Beneficial Owner” shall not include any person who was a beneficial owner of outstanding voting securities of the Company at the time of the signing of the 4th Amendment (an “Existing Shareholder”), including any group that may be formed which is comprised solely of Existing Shareholders or any affiliate of an Existing Shareholder to whom voting securities may be transferred if and for so long as the Existing

2600 Technology Drive • Suite 300 • Orlando, FL 32804 • (407) 822-4600

Shareholder remains an indirect beneficial owner of the voting securities following such transfer, unless and until such time after the signing of the 4th Amendment any such Existing Shareholder shall have acquired beneficial ownership (other than by means of a stock dividend, stock split, gift, inheritance or receipt of securities in compensation for individual services as a director or officer of the Company) of any additional voting securities of the Company; (ii) during any period of two (2) consecutive years commencing on or after the signing of the 4th Amendment, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a “person” (as defined above) who has entered into an agreement with the Company to effect a transaction described in subsections (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute at least a majority thereof; (iii) the shareholders of the Company have approved a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than any such transaction which would result in at least 50% of the combined voting power of the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this Section (iii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 50% threshold (or to substantially preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company or Group Affiliate, such surviving entity or a subsidiary thereof; and provided further, that, if consummation of the corporate transaction referred to in this Section (iii) is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change of Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied; or (iv) the shareholders of the Company have approved a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect); provided that, if consummation of the transaction referred to in this Section (iv) is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency or approval of the shareholders of another entity or other material contingency, no Change of Control shall occur until such time as such consent and approval has been obtained and any other material contingency has been satisfied.

2600 Technology Drive • Suite 300 • Orlando, FL 32804 • (407) 822-4600

The foregoing notwithstanding, a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation. In addition, an initial public offering (“IPO”) of the securities of the Company shall not constitute a Change of Control for purposes of this Agreement.”

4. Except as set forth in this Amendment, all of the terms of the Employment Letter shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first written above.

Very truly yours,
Rotech Healthcare Inc.
By:
Name:	Philip L. Carter
Title:	Chief Executive Officer & President

Accepted and Agreed:

Steven P. Alsene

2600 Technology Drive • Suite 300 • Orlando, FL 32804 • (407) 822-4600